 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-263752
PROSPECTUS SUPPLEMENT
(To prospectus dated March 21, 2022)
2,750,000 Shares
Common Stock
We are offering 2,750,000 shares of our common stock.
Our common stock is listed on the New York Stock Exchange under the symbol “VTLE.” On September 14, 2023, the last reported sale price of our common stock on the New York Stock Exchange was $54.52 per share.
Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.
The underwriters have agreed to purchase the shares of common stock from us at a price of $51.30 per share, which will result in approximately $138.8 million of net proceeds to us after offering expenses.
The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.
We have granted the underwriters a 30-day option to purchase up to an additional 412,500 shares of our common stock at the price set forth above.
We expect that delivery of the shares will be made to investors on or about September 19, 2023.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
Joint Book-Running Managers
BofA Securities		Citigroup		Wells Fargo Securities
Mizuho	Truist Securities	Capital One Securities	KeyBanc Capital Markets	PNC Capital Markets LLC	BTIG
Co-Managers
BOK Financial Securities, Inc.	Comerica Securities
September 14, 2023

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement and the documents incorporated by reference herein, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock or this offering. If the information relating to the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related freewriting prospectus. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it.
In making any investment decision, you must rely on your own examination of our company and the terms of this offering, including the merits and risks involved. You should not construe anything in this prospectus supplement as legal, business, tax or other advice.
This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any related freewriting prospectus is accurate as of any date other than the respective date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security.
In this prospectus supplement, “Vital Energy,” “the Company,” “the issuer,” “we,” “us,” “our” or “ours” refer to Vital Energy, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements, projections and estimates concerning our operations, performance, business strategy, oil, natural gas liquid (“NGL”) and natural gas reserves, drilling program capital expenditures, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “will,” “foresee,” “plan,” “goal,” “should,” “intend,” “pursue,” “target,” “continue,” “suggest” or the negative thereof or other variations thereof or other words that convey the uncertainty of future events or outcomes. Forward-looking statements are not guarantees of performance. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Among the factors that significantly impact our business and could impact our business in the future are:
•
moderating but continuing inflationary pressures and associated changes in monetary policy that may cause costs to rise;

•
changes in domestic and global production, supply and demand for oil, NGL and natural gas and actions by the Organization of the Petroleum Exporting Countries members and other oil exporting nations (“OPEC+”);

•
the volatility of oil, NGL and natural gas prices, including our area of operation in the Permian Basin;

S-ii

•
reduced demand due to shifting market perception towards the oil and gas industry;

•
our ability to optimize spacing, drilling and completions techniques in order to maximize our rate of return, cash flows from operations and shareholder value;

•
the ongoing instability and uncertainty in the U.S. and international energy, financial and consumer markets that could adversely affect the liquidity available to us and our customers and the demand for commodities, including oil, NGL and natural gas;

•
competition in the oil and gas industry;

•
our ability to execute our strategies, including our ability to successfully identify and consummate strategic acquisitions, including the Pending Acquisitions (as defined herein) at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses, assets and properties; our ability to realize the anticipated benefits of acquisitions, including effectively managing our expanded acreage;

•
our ability to discover, estimate, develop and replace oil, NGL and natural gas reserves and inventory;

•
insufficient transportation capacity in the Permian Basin and challenges associated with such constraint, and the availability and costs of sufficient gathering, processing, storage and export capacity;

•
a decrease in production levels which may impair our ability to meet our contractual obligations and ability to retain our leases;

•
risks associated with the uncertainty of potential drilling locations and plans to drill in the future;

•
the inability of significant customers to meet their obligations;

•
revisions to our reserve estimates as a result of changes in commodity prices, decline curves and other uncertainties;

•
the availability and costs of drilling and production equipment, supplies, labor and oil and natural gas processing and other services;

•
the effects, duration and other implications of, including government response to, widespread epidemic or pandemic diseases;

•
ongoing war and political instability in Ukraine and Russian efforts to destabilize the government of Ukraine and the global hydrocarbon market;

•
loss of senior management or other key personnel;

•
risks related to the geographic concentration of our assets;

•
capital requirements for our operations and projects;

•
our ability to hedge commercial risk, including commodity price volatility, and regulations that affect our ability to hedge such risks;

•
our ability to continue to maintain the borrowing capacity under our senior secured credit facility or access other means of obtaining capital and liquidity, especially during periods of sustained low commodity prices;

•
our ability to comply with covenants and other terms and conditions contained in our debt agreements, including our senior secured credit facility and the indentures governing our senior unsecured notes, as well as debt that could be incurred in the future;

•
our ability to generate sufficient cash to service our indebtedness, fund our capital requirements and generate future profits;

•
drilling and operating risks, including risks related to hydraulic fracturing activities and those related to inclement or extreme weather, impacting our ability to produce existing wells and/or drill and complete new wells over an extended period of time;

•
physical and transition risks related to climate change;

S-iii

•
the impact of legislation or regulatory initiatives intended to address induced seismicity, including restrictions on the use of water, produced water and produced water wells on our ability to conduct our operations;

•
United States (“U.S.”) and international economic conditions and legal, tax, political and administrative developments, including the effects of energy, trade and environmental policies and existing and future laws and government regulations;

•
our ability to comply with federal, state and local regulatory requirements;

•
the impact of repurchases, if any, of securities from time to time;

•
our ability to maintain the health and safety of, as well as recruit and retain, qualified personnel necessary to operate our business;

•
our ability to secure or generate sufficient electricity to produce our wells without limitations;

•
our belief that the outcome of any legal proceedings will not materially affect our financial results and operations;

•
the expected use of proceeds; and

•
the expected timing for completion of the Senior Notes Offering (each as defined herein).

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward- looking statements should, therefore, be considered in light of various factors, including those set forth in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, this prospectus supplement and in other filings made by us from time to time with the Commission or in materials incorporated herein or therein. In light of such risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil or natural gas that are ultimately recovered.
All forward-looking statements contained in this prospectus supplement speak only as of the date of this prospectus supplement and all forward-looking statements incorporated by reference into this prospectus supplement speak only as of the dates such statements were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements regarding new information, future events or otherwise, except as required by applicable securities laws.

S-iv

SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all the information that may be important to you or that you may wish to consider before investing in our common stock. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and the terms of this offering. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this prospectus supplement, for more information about known material factors you should consider before investing in our common stock in this offering.
The estimates of our proved reserves as of December 31, 2022 included in this prospectus supplement are based on the reserve report prepared by Ryder Scott Company, L.P. (“Ryder Scott”), our independent reserve engineers, which report is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022 and is incorporated herein by reference.
Vital Energy, Inc. Overview
We are an independent energy company focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas. The oil and liquids-rich Permian Basin is characterized by multiple target horizons, extensive production histories, long-lived reserves, high drilling success rates and high initial production rates. As of December 31, 2022, we had total proved reserves, presented on a three-stream basis (oil, NGL and natural gas), of 302,318 MBOE, of which 74% are classified as proved developed reserves and 39% are attributed to oil reserves. Since our inception in 2006, we have established and realized our reserves, production and cash flow primarily through our drilling program coupled with select strategic acquisitions.
Our acreage is largely contiguous in the neighboring Texas counties of Borden, Howard, Glasscock, Reagan and Sterling, with our current focus on our acreage in Howard County consisting of more than 30,000 acres. As of June 30, 2023, we had assembled 197,985 net acres in the Permian Basin, all of which were held in 488 sections. As of such date, we had an average working interest of 73% in Vital Energy-operated active productive wells and 67% in all wells in which Vital Energy has an interest, and our leases are 98% held by production.
Our Business Strategy
Our strategy is to create long-term value through the efficient development and acquisition of high-margin properties, combined with prudent balance sheet management and sustainable environmental practices. We have operated in the Permian Basin since 2008, drilling almost 650 operated horizontal wells. Our extensive operating experience in the basin underpins our ability to successfully develop our properties, assess acquisition opportunities and operate safely and efficiently, ultimately maximizing our rates of return on our development program.
Recent Developments
Concurrent Transactions
Senior Notes Offering
Concurrently with this offering, we are conducting an offering of new senior notes in aggregate principal amount of $800 million (the “Senior Notes Offering”), consisting of $300,000,000 aggregate principal amount of 10.125% senior notes due 2028 and $500,000,000 aggregate principal amount of senior notes due 2030 . The Senior Notes Offering is not conditioned on the successful completion of this offering. The foregoing description and any other information regarding the Senior Notes Offering are included herein solely for informational purposes. This prospectus supplement and any related communication shall not be deemed an offer to sell or a solicitation to buy any securities that may be offered in any other offering, including the new senior notes.

Henry Acquisition
On September 13, 2023, we entered into a purchase and sale agreement, pursuant to which we agreed to purchase certain oil and gas assets in the Midland and Delaware Basin, located in Midland, Reeves and Upton Counties, Texas, equity interests in certain subsidiaries and related assets and contracts (the “Henry Acquisition”) from Henry Resources, LLC, Henry Energy LP and Moriah Henry Partners LLC for consideration comprising (i) approximately 3.72 million shares of our common stock and (ii) approximately 4.98 million shares of our 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per share, each subject to purchase price adjustments and customary closing adjustments. We expect the Henry Acquisition to close in the fourth quarter of 2023, subject to customary closing conditions. There can be no assurance that all of the conditions to closing the Henry Acquisition will be satisfied.
Maple Acquisition
On September 13, 2023, we entered into a purchase and sale agreement, pursuant to which we agreed to purchase certain oil and gas assets in the Delaware Basin, located in Reeves County, Texas, and related assets and contracts (the “Maple Acquisition”) from Maple Energy Holdings, LLC for consideration comprising approximately 3.58 million shares of our common stock, subject to purchase price adjustments and customary closing adjustments. We expect the Maple Acquisition to close in the fourth quarter of 2023, subject to customary closing conditions. There can be no assurance that all of the conditions to closing the Maple Acquisition will be satisfied.
Tall City Acquisition
On September 13, 2023, we entered into a purchase and sale agreement, pursuant to which we agreed to purchase certain oil and gas assets in the Delaware Basin, located in Reeves County, Texas, and related assets and contracts (the “Tall City Acquisition” and, together with the Henry Acquisition and Maple Acquisition, the “Pending Acquisitions”) from Tall City Property Holdings III LLC and Tall City Operations III LLC (collectively, “Tall City”) for consideration comprising (i) $300 million payable to Tall City in cash and (ii) approximately 2.27 million shares of our common stock, each subject to purchase price adjustments and customary closing adjustments. We expect the Tall City Acquisition to close in the fourth quarter of 2023, subject to customary closing conditions. There can be no assurance that all of the conditions to closing the Tall City Acquisition will be satisfied.
Forge Acquisition
On June 30, 2023, we purchased certain oil and gas properties in the Delaware Basin, located in Pecos, Reeves and Ward Counties, Texas, and related assets and contracts with an effective date of March 1, 2023 (the “Forge Acquisition”) from Forge Energy II Delaware, LLC. Aggregate consideration for the Forge Acquisition consisted of $391.6 million in cash, after closing adjustments. We funded the purchase price and related transaction costs with borrowings under our senior secured credit facility.
Driftwood Acquisition
On April 3, 2023, we purchased certain oil and gas properties in the Midland Basin, located in the Upton and Reagan Counties, Texas, and related assets and contracts with an effective date of January 1, 2023 (the “Driftwood Acquisition”) from Driftwood Energy Operating, LLC. Aggregate consideration for the Driftwood Acquisition consisted of approximately $117.3 million in cash, after closing adjustments, and 1,578,948 shares of our common stock. We funded the cash portion for the Driftwood Acquisition and related transaction costs from cash on hand and borrowings under our senior secured credit facility.
Amendment to our Senior Secured Credit Facility
On September 13, 2023, we entered into the Limited Consent and Eleventh Amendment to our Fifth Amended and Restated Credit Agreement (the “Eleventh Amendment”) with Wells Fargo Bank, N.A., as administrative agent, and the lenders and other financial institutions party thereto, which provides for, among other things, consent to the Pending Acquisitions and, upon consummation of at least one of the Pending Acquisitions, further amends the Fifth Amended and Restated Credit Facility (the Fifth Amended and

Restated Credit Facility, as so amended, the “Amended Credit Agreement” and, after effectiveness of the Amended Credit Agreement, our “senior secured credit facility”) to, among other things, provide for revolving elected commitments of up to $1.25 billion (consisting of an initial revolving elected commitment of $1.0 billion, which would increase by $150 million at the closing of the Henry Acquisition and $100 million at the closing of the Maple Acquisition), a term loan commitment of $250 million and such other term loan commitments as we and the applicable term loan lenders may agree from time to time in an aggregate amount not to exceed the lesser of (x) the excess of the borrowing base over the revolving elected commitments, in each case, then in effect and (y) one-third of the sum of the total revolving commitments plus the aggregate term loan exposure then outstanding. The Amended Credit Agreement will mature in September 2027, subject to a springing maturity date of July 19, 2024 if more than a certain amount of the Company’s 9.5% senior notes due 2025 (the “2025 Notes”) relative to availability under the Company’s revolving credit facility are outstanding on such date. Under the Amended Credit Agreement, (i) alternate base rate revolving advances will bear interest payable monthly at an alternate base rate plus applicable margin, which ranges from 1.25% to 2.25% based on the ratio of outstanding revolving credit to the borrowing base under the Amended Credit Agreement; (ii) SOFR advances under the facility will bear interest, at our election, at the end of one-month, three-month or six-month interest periods (and in the case of six-month interest periods, interest shall be payable every three months prior to the end of, and on the last day of, such interest period) at the adjusted Term SOFR rate plus an applicable margin, which ranges from 2.25% to 3.25%, based on the ratio of outstanding revolving credit to the borrowing base under the Amended Credit Agreement; (iii) the initial term loans under the facility will bear interest at the adjusted Term SOFR rate plus 3.25%, with a 0.25% step-up every 90 days after the closing date of the facility; and (iv) the Company will be required to pay a quarterly commitment fee on the unused portion of the financial institutions’ commitment ranging from 0.375% to 0.5%.
Upon effectiveness, the Amended Credit Agreement will have a maximum credit amount of $3.0 billion, a borrowing base of up to $1.5 billion (consisting of an initial borrowing base of $1.3 billion, which would increase by $75 million at the closing of the Henry Acquisition, $50 million at the closing of the Maple Acquisition and $75 million at the closing of the Tall City Acquisition) and an aggregate revolving elected commitment of up to $1.25 billion (consisting of an initial revolving elected commitment of $1.0 billion, which would increase by $150 million at the closing of the Henry Acquisition and $100 million at the closing of the Maple Acquisition) and a term loan commitment of $250 million. The borrowing base will be subject to a semi-annual redetermination occurring by May 1 and November 1 of each year based on the lenders’ evaluation of our oil and gas reserves, beginning May 1, 2024. The Amended Credit Agreement will also provide for the issuance of letters of credit, limited to the lesser of total capacity or $80.0 million. The Amended Credit Agreement will be fully and unconditionally guaranteed by Vital Midstream Services, LLC.
Pro Forma Estimated Reserves
The following table includes the estimated oil and natural gas reserves as of December 31, 2022, on a pro forma basis after giving effect to the consummation of the Pending Acquisitions. The pro forma estimated reserves information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Vital Energy would have been had the Pending Acquisitions occurred as of December 31, 2022, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Future results may vary significantly from the results reflected because of various factors.
	Actual(1)	Pro forma combined(2)
Estimated proved reserves:
Oil (MBbl)	165,275	274,040
Natural gas (MMcf)	642,283	1,058,862
Natural gas liquids (MBbl)	111,774	176,003
Total equivalent reserves (Mboe)	384,097	626,522

(1)
Vital Energy reserve volumes, as shown in the table above, include the Forge Acquisition and Driftwood

Acquisition, as presented in Exhibit 99.1 to Vital Energy’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “Commission”) on August 22, 2023 and incorporated by reference into this prospectus supplement.
(2)
Henry reserve quantities are included in two streams, with natural gas liquids included with natural gas.

Our Offices
Our executive offices are located at 521 E. Second Street, Suite 1000, Tulsa, Oklahoma 74120, and the phone number at this address is (918) 513-4570. Our website address is www.vitalenergy.com. We make our periodic reports and other information filed with or furnished to the Commission available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the Commission. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

THE OFFERING
Common stock offered by us
2,750,000 shares.
Underwriters’ option to purchase additional common stock
412,500 shares.
Common stock outstanding after this offering(1)
21,340,894 shares (21,753,394 shares if the underwriters exercise their option to acquire additional shares of common stock in full).
Use of proceeds
We expect to receive net proceeds from this offering of approximately $138.8 million, after deducting underwriting discounts and commissions and offering expenses (or approximately $160.0 million if the underwriters exercise their option to acquire additional shares of common stock in full). We intend to use a portion of the net proceeds from this offering and the Senior Notes Offering to repay a portion of the borrowings outstanding under our senior secured credit facility, which include borrowings related to the Driftwood Acquisition and the Forge Acquisition and use any excess for general corporate purposes. Pending the use of the net proceeds from this offering as described in above, we intend to use the net proceeds from this offering to make short-term liquid investments, at our discretion. See “Use of Proceeds.”
Conflicts of interest
Because a repayment of the outstanding borrowings under our senior secured credit facility could result in at least 5% of the net proceeds of this offering being paid to affiliates of certain of the underwriters who are lenders under our senior secured credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). In accordance with that rule, no “qualified independent underwriter” is required because a bona fide public market exists in our shares as that term is defined in the rule. For more information, please read “Underwriting (Conflicts of Interest) — Conflicts of Interest.”
Dividend policy
We do not anticipate paying any cash dividends on our common stock. In addition, our senior secured credit facility and the indentures governing our senior unsecured notes prohibit us from paying cash dividends.
New York Stock Exchange symbol
VTLE.
Risk factors
Investing in our common stock involves risks. These risks are discussed more fully in “Risk Factors” beginning on page S-10 of this prospectus supplement, the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement.

(1)
The shares to be outstanding after this offering are based on 18,590,894 shares of common stock outstanding as of September 11, 2023 and exclude (i) 1,842 shares issuable upon the exercise of stock options outstanding as of September 11, 2023, with a weighted average exercise price of $136.83 per share, and (ii) 108,907 maximum shares issuable upon achievement of certain performance criteria, if met, associated with performance awards outstanding.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The following summary historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, each of which are incorporated by reference herein. We believe that the assumptions underlying the preparation of our financial statements are reasonable. The financial information included in or incorporated into this prospectus supplement may not be indicative of our future results of operations, financial position or cash flows.
Presented below is our summary historical consolidated financial data for the periods and as of the dates indicated. The summary historical consolidated financial data for the year ended December 31, 2022 and the consolidated balance sheet data as of December 31, 2022 are derived from our audited consolidated financial statements and the notes thereto incorporated by reference herein. The summary historical consolidated financial data for the six months ended June 30, 2023 and the consolidated balance sheet data as of June 30, 2023 are derived from our unaudited consolidated financial statements and the notes thereto, which are incorporated by reference herein.
(in thousands, except per share data)	Six months ended June 30, 2023	Year ended December 31, 2022
Statement of operations data:
Total revenues	$667,569	$1,920,796
Total costs and expenses	$423,754	$859,555
Operating income	$244,206	$1,060,162
Total non-operating expense, net	$55,679	$423,148
Income before income taxes	$188,527	$637,014
Total income tax benefit (expense)	$220,224	$(5,502)
Net income	$408,751	$631,512
Net income per common share:
Basic	$23.71	$37.88
Diluted	$23.60	$37.44
(in thousands)	As of June 30, 2023	As of December 31, 2022
Balance sheet data:
Cash and cash equivalents	$71,696	$44,435
Property and equipment, net	$3,176,009	$2,410,540
Total assets	$3,815,429	$2,726,114
Total current liabilities	$433,745	$415,276
Long-term debt, net	$1,619,599	$1,113,023
Total stockholders’ equity	$1,603,573	$1,110,746

(in thousands)	Six months ended June 30, 2023	Year ended December 31, 2022
Other financial data:
Net cash provided by operating activities	$365,013	$829,620
Net cash used in investing activities	$(838,820)	$(475,952)
Net cash provided by (used in) financing activities	$501,068	$(366,031)
Consolidated EBITDAX(1)	$453,634	$913,482
Free Cash Flow(2)	$56,794	$219,941

(1)
Consolidated EBITDAX is a non-GAAP financial measure. For a definition of Consolidated EBITDAX and a reconciliation of Consolidated EBITDAX to net income and to net cash provided by operating activities see “— Non-GAAP financial measures and reconciliations” below.

(2)
Free Cash Flow is a non-GAAP financial measure. For a definition of Free Cash Flow and a reconciliation of Free Cash Flow to net cash provided by operating activities see “— Non-GAAP financial measures and reconciliations” below.

Non-GAAP financial measures and reconciliations
The non-GAAP financial measures of Consolidated EBITDAX and Free Cash Flow as defined by the Company, may not be comparable to similarly titled measures used by other companies. Furthermore, these non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP measures of liquidity or financial performance, but rather should be considered in conjunction with GAAP measures, such as net income or loss, operating income or loss or cash flows from operating activities.
Consolidated EBITDAX
Consolidated EBITDAX is a non-GAAP financial measure defined in the Company’s senior secured credit facility as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, gains or losses on disposal of assets, mark-to-market on derivatives, accretion expense, interest expense, income taxes and other non-recurring income and expenses. Consolidated EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Consolidated EBITDAX does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Consolidated EBITDAX is useful to an investor because this measure:
•
is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•
helps investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of the Company’s capital structure from the Company’s operating structure; and

•
is used by management for various purposes, including (i) as a measure of operating performance, (ii) as a measure of compliance under the senior secured credit facility, (iii) in presentations to the board of directors and (iv) as a basis for strategic planning and forecasting.

There are significant limitations to the use of Consolidated EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Consolidated EBITDAX, or similarly titled measures, reported by different companies. The Company is subject to financial covenants under the senior secured credit facility, one of which establishes a maximum permitted ratio of Net Debt, as defined in the senior secured credit facility, to Consolidated EBITDAX.
The following table presents a reconciliation of net income (loss) (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:
(in thousands)	Six months ended June 30, 2023	Year ended December 31, 2022
Net income	$408,751	$631,512
Plus:
Share-settled equity-based compensation, net	5,465	8,403
Depletion, depreciation and amortization	190,119	311,640
Impairment expense	—	40
Organizational restructuring expenses	—	10,420
(Gain) loss on disposal of assets, net	(391)	1,079
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(2,446)	298,723
Settlements received (paid) for matured derivatives, net	9,020	(486,753)
Settlements received for contingent consideration	1,455	2,457
Accretion expense	1,802	3,879
Interest expense	60,083	125,121
Loss on extinguishment of debt, net	—	1,459
Income tax expense	(220,224)	5,502
Consolidated EBITDAX	$453,634	$913,482
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Consolidated EBITDAX for the periods presented:
(in thousands)	Six months ended June 30, 2023	Year ended December 31, 2022
Net cash provided by operating activities	$365,013	$829,620
Plus:
Interest expense	60,083	125,121
Current income tax expense	1,834	6,121
Net changes in operating assets and liabilities	28,014	(29,103)
Organizational restructuring expenses	—	10,420
Settlements received for contingent consideration	1,455	2,457
Other, net	(2,765)	(31,154)
Consolidated EBITDAX	$453,634	$913,482
Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before net changes in operating assets and liabilities and non-budgeted acquisition costs, net, less incurred capital expenditures, excluding non-budgeted acquisition costs. Management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.

The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP) for the periods presented:
(in thousands)	Six months ended June 30, 2023	Year ended December 31, 2022
Net cash provided by operating activities	$365,013	$829,620
Less:
Net changes in operating assets and liabilities	(28,014)	29,103
Cash flows from operating activities before net changes in operating assets and liabilities and non-budgeted acquisition costs	393,027	800,517
Less incurred capital expenditures, excluding non-budgeted acquisition costs:
Oil and natural gas properties	328,464	566,831
Midstream and other fixed assets	7,769	13,745
Total incurred capital expenditures, excluding non-budgeted acquisition costs	336,233	580,576
Free Cash Flow (non-GAAP)	$56,794	$219,941

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and all of the information described in this prospectus supplement and the accompanying prospectus before purchasing our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in the documents that we subsequently file with the Commission, all of which are incorporated by reference into this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be materially and adversely affected. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.
You may experience significant dilution as a result of this offering and additional future issuances of our securities, which could materially and adversely affect the market price of our common stock.
Our Amended and Restated Certificate of Incorporation permits our board of directors to authorize, without stockholder approval, the issuance of additional shares of common stock or one or more series of preferred stock. We may, from time to time and at any time, seek to offer and sell common stock, preferred stock or other securities, including sales of common stock in this offering, based on market conditions and other factors that may be beyond our control. Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of, or pay for acquisitions using, equity securities.
We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities issued in connection with any such acquisitions and investments. For example, in connection with the Driftwood Acquisition, we filed a registration statement covering 1,578,948 shares of our common stock for resale by CEC Driftwood Holdings, LLC. In addition, in connection with the Pending Acquisitions, we intend to file registration statements covering approximately 14.55 million shares of our common stock for resale (including approximately 4.98 million shares of common stock issuable upon conversion of our preferred stock to be issued in the Henry Acquisition), subject to purchase price adjustments and customary closing adjustments.
This offering may have a dilutive effect on our earnings per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors and cannot be determined at this time. In addition, the sales agent will not engage in any transactions that stabilize the price of our common stock. The market price of our common stock could decline as a result of sales of shares of our equity securities in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that those sales could occur.
The market price of our common stock may be volatile, and your investment in our stock could suffer a decline in value.
The prices we receive for our oil, NGL and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth, and thus affect the market price of our common stock. Oil, NGL and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the market for oil, NGL and natural gas has been volatile. Oil prices have been affected by increased demand, domestic supply reductions, OPEC control measures and market disruptions resulting from the Russia-Ukraine war and sanctions on Russia. For example, during the two-year period from December 31, 2020 through December 31, 2022, prices for crude oil and natural gas reached a high of $123.70 per Bbl and $23.86 per MMBtu, respectively, and a low of $47.62 per Bbl and $2.36 per MMBtu, respectively. Starting in 2022, New York Mercantile Exchange oil and natural gas futures prices strengthened following the reduction of pandemic-related restrictions and increased OPEC+ cooperation. Oil, NGL and natural gas prices will likely continue to be volatile in the future and will depend on numerous factors beyond our control. In addition to these commodity prices, the market price of our common stock could fluctuate significantly due to a number of factors, including, but not limited to:
•
continuing or worsening inflationary issues and associated changes in monetary policy;

•
our quarterly or annual earnings, or those of other companies in our industry;

•
actual or anticipated fluctuations in our operating results;

•
our ability to meet our working capital needs;

•
increases in market interest rates or funding rates, which may increase our cost of capital;

•
additions or departures of key personnel;

•
operational incidents;

•
changes in accounting standards, policies, guidance, interpretations or principles;

•
public reaction to our press releases, our other public announcements and our filings with the Commission;

•
announcements by us or our competitors of significant acquisitions, dispositions, innovations, or new programs and services;

•
changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after this offering;

•
changes in earnings estimates by securities analysts or our ability to meet those estimates;

•
the failure of securities analysts to publish research about us after this offering or to make changes in their financial estimates;

•
the operating and stock price performance of other comparable companies;

•
general economic conditions and overall market fluctuations;

•
the trading volume of our common stock;

•
changes in business, legal or regulatory conditions, or other developments affecting participants in, and publicity regarding our business or any of our significant customers or competitors;

•
disagreements or price wars among OPEC+ members, including the effect thereof on global oil supply, oil storage capacity and oil prices;

•
results of operations that vary from the expectations of securities analysts and investors or those of our competitors;

•
future sales of our common stock by us, directors, executives and significant stockholders; and

•
changes in economic and political conditions in our markets.

In particular, the realization of any of the risks described in these “Risk Factors” and the documents incorporated by reference herein could have a material and adverse impact on the market price of our common stock in the future and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility in recent years that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation. If we were to be involved in a class action lawsuit, it could divert the attention of senior management and, if adversely determined, have a material adverse effect on our business, results of operations and financial condition.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade the outlook of our common stock, the market price of our common stock could decline.
The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade the outlook for our common stock or issue other negative commentary about our company or our industry. Furthermore, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common stock could decline and cause you to lose all or a portion of your investment.
Our management has broad discretion in the use of the net proceeds of this offering.
All of the net proceeds from this offering will be used, as determined by management in its sole discretion, as described in “Use of Proceeds.” Our management will have broad discretion over the use and investment of the net proceeds of this offering, and there is no assurance that management’s chosen application of proceeds will yield intended results. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately.
The terms of any future preferred equity or debt financing may give holders of any preferred securities or debt securities rights that are senior to the rights of our common stockholders or impose more stringent restrictions on our operations.
If we incur additional debt or raise equity through the issuance of preferred stock, the terms of the debt or the preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations. If we raise funds through the issuance of additional equity, the ownership percentage of our existing stockholders would be diluted. For example, in connection with the Henry Acquisition, we plan to issue approximately 4.98 million shares of our 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.01 per share, subject to purchase price adjustments and customary closing adjustments, which include certain rights that are senior to the rights of our common stockholders.
Because we have no plans to pay, and are currently restricted from paying, dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.
We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. Covenants contained in our senior secured credit facility and the indentures governing our senior unsecured notes restrict the payment of dividends. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.
Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and Delaware state law contain provisions that may have the effect of delaying or preventing a change in control and may adversely affect the market price of our capital stock.
Our Amended and Restated Certificate of Incorporation authorizes our board of directors to issue preferred stock without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could delay, deter or prevent a change in control and could adversely affect the voting power or economic value of our shares.
In addition, some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders.

Delaware law prohibits us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who owns 15% of our stock cannot acquire us for a period of three years from the date such stockholder became an interested stockholder, unless various conditions are met, such as the approval of the transaction by our board of directors. Provisions such as these are also not favored by various institutional investor services, which may periodically “grade” us on various factors, including stockholder rights and corporate governance policies. Certain institutional investors may have internal policies that prohibit investments in companies receiving a certain grade level from such services, and if we fail to meet such criteria, it could limit the number or type of certain investors which might otherwise be attracted to an investment in our company, potentially negatively impacting the public float and/or market price of our common stock.
We may not be able to consummate one or more of the Pending Acquisitions within the anticipated timeframes or at all.
We may not be able to consummate one or more of the Pending Acquisitions within the anticipated timeframes or the purchase and sale agreement for any of the Pending Acquisitions may be terminated prior to such time. Our ability to consummate each Pending Acquisition is subject to customary closing conditions and regulatory approvals. It is possible that one or more closing conditions may not be satisfied or, if not satisfied, that such condition may not be waived by the other party. If we were unable to consummate the one or more of the Pending Acquisitions, we would not realize the expected benefits of the Pending Acquisitions.
The pro forma financial statements incorporated by reference into this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the consummation of the Pending Acquisitions.
The pro forma financial statements incorporated by reference into this prospectus supplement are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the consummation of the Pending Acquisitions. Our actual financial condition and results of operations following the consummation of the Pending Acquisitions may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial data and estimates may not prove to be accurate, and other factors may affect our financial condition or results of operations following the consummation of the Pending Acquisitions. Therefore, investors should refer to our historical financial statements incorporated by reference into this prospectus supplement when evaluating an investment in our common stock.
As a result of the Pending Acquisitions, we anticipate that the scope and size of our operations and business will substantially change. We cannot provide assurance that our expansion in scope and size will be successful.
We anticipate that the Pending Acquisitions will substantially expand the scope and size of our business by adding substantial assets and operations to our existing business. The anticipated future growth of our business will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. Our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the Pending Acquisitions. Our ability to manage our business and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities and use more cash and other financial resources on integration and implementation activities than we expect. We may not be able to successfully integrate the assets to be acquired into our existing operations or realize the expected economic benefits of the Pending Acquisitions, which may have a material adverse effect on our business, financial condition and results of operations, including our distributable cash flow.

Failure to successfully combine our business with the assets to be acquired in the Pending Acquisitions, or an inaccurate estimate by us of the benefits to be realized from the Pending Acquisitions, may adversely affect our future results.
The Pending Acquisitions involve potential risks, including:
•
the failure to realize expected profitability, growth or accretion;

•
environmental or regulatory compliance matters or liabilities;

•
antitrust or legal compliance matters or liabilities;

•
labor compliance matters or liabilities;

•
title or permit issues;

•
the incurrence of significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; and

•
the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate.

The expected benefits from the Pending Acquisitions may not be realized if our estimates of the potential net cash flows associated with the assets to be acquired by us in the Pending Acquisitions are materially inaccurate or if we fail to identify operating issues or liabilities associated with the assets prior to closing. The accuracy of our estimates of the potential net cash flows attributable to such assets is inherently uncertain. If certain issues are identified after closing of the Pending Acquisitions, the purchase and sale agreements provides for limited recourse.
If we close the Pending Acquisitions and if any of these risks or unanticipated liabilities or costs were to materialize, any desired benefits of the Pending Acquisitions may not be fully realized, if at all, and our future financial condition, results of operations and distributable cash flow could be negatively impacted.
A change of control could limit our use of net operating losses and certain other tax attributes.
Under Section 382 of the Code, a corporation that experiences an “ownership change” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) may be subject to limitations on its ability to offset taxable income arising after the ownership change with net operating losses (“NOLs”) or tax credits generated prior to the ownership change. In general, an ownership change occurs if there is a cumulative increase in the ownership of a corporation’s stock totaling more than 50 percentage points by one or more “5% shareholders” (as defined in the Code) at any time during a rolling three-year period. An ownership change would establish an annual limitation on the amount of a corporation’s pre-change NOLs or tax credits that could be utilized to offset taxable income in any future taxable year (the “Section 382 limitation”). The amount of the Section 382 limitation is generally equal to the value of the corporation’s stock immediately prior to the ownership change multiplied by an interest rate, referred to as the long-term tax-exempt rate, periodically promulgated by the IRS. This limitation, however, may be significantly increased if there is “net unrealized built-in gain” in the assets of the corporation undergoing the ownership change. Generally, NOLs that exceed the Section 382 limitation in any year continue to be allowed as carryforwards until they expire and can be used to offset taxable income for years within the carryover period subject to the limitation in each year. NOLs incurred prior to 2018 generally have a 20-year life until they expire. NOLs generated in 2018 and after would be carried forward indefinitely.
As of December 31, 2022, we had NOL carryforwards of approximately $1.5 billion for U.S. federal income tax purposes, of which approximately $1.1 billion NOL carryforwards are from tax years prior to 2018 that are limited to 20 years with expirations ranging from years 2033 – 2037 (“pre-2018 NOL carryforwards”), and the remaining $426 million NOL carryforwards are from tax years beginning in 2018 and after and have an indefinite carryforward. While the issuance of our common stock pursuant to this offering would not trigger an ownership change, we expect the issuance of our common stock and preferred stock in connection with the closing of the Pending Acquisitions to result in an ownership change and subject our NOLs to an annual limitation under Section 382 of the Code (the “382 limitation”). Management is currently evaluating the impact of the 382 limitation that would apply based on the fair market value and any net unrealized built-in-gain or loss positions as required in determining the annual carryforward limitation. The application of the 382 limitation on the carryforward of tax attributes may have an adverse effect on our ability to utilize our NOL carryforwards. If we do not generate a sufficient level of taxable income prior to the expiration of the pre-2018 NOL carryforward periods, then we will lose the ability to apply those NOLs as offsets to future taxable income.
Future changes in our stock ownership could further result in an additional ownership change under Section 382 of the Code. Any such ownership change may further limit our ability to offset taxable income arising after such an ownership change with NOLs or other tax attributes generated prior to such an ownership change, possibly substantially.

USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $138.8 million, after deducting underwriting discounts and commissions and offering expenses (or approximately $160.0 million if the underwriters exercise their option to acquire additional shares of common stock in full).
We intend to use a portion of the net proceeds from this offering and the Senior Notes Offering to repay a portion of the borrowings outstanding under our senior secured credit facility, which include borrowings related to the Driftwood Acquisition and the Forge Acquisition, and use any excess for general corporate purposes. Pending the use of the net proceeds from this offering as described in above, we intend to use the net proceeds from this offering to make short-term liquid investments, at our discretion.
Our senior secured credit facility matures on July 16, 2025, subject to a springing maturity date of July 29, 2024 if any of the 2025 Notes are outstanding on such date, or, if the Amended Credit Agreement is effective, it will mature in September 2027, subject to a springing maturity date of July 19, 2024 if more than a certain amount of the 2025 Notes relative to availability under the Company’s revolving credit facility are outstanding on such date. As of September 5, 2023, borrowings under our senior secured credit facility bore interest at a rate of 8.18%.
Certain of the underwriters in this offering or their affiliates are agents and/or lenders under our senior secured credit facility and, accordingly, will receive a portion of the net proceeds from this offering. For more information, see “Underwriting.”

CAPITALIZATION
The following table sets forth our consolidated cash position and our consolidated capitalization as of June 30, 2023:
•
on an actual basis;

•
on an as adjusted basis giving effect to the probable completion of the Pending Acquisitions;

•
on an as adjusted basis giving effect to the issuance of the new notes by us in the concurrent Senior Notes Offering and the application of the net proceeds thereof; and

•
on a further as adjusted basis giving effect to the issuance of 2,750,000 shares of common stock in this offering and the application of the net proceeds to repay a portion of the borrowings outstanding under our senior secured credit facility.

You should read the following table in conjunction with “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the period ended June 30, 2023, each of which is incorporated by reference into this prospectus supplement.
	As of June 30, 2023
(in thousands)	Actual	As adjusted for Pending Acquisitions	As further adjusted for Notes Offering	As further adjusted for this offering
Cash and cash equivalents	$71,696	$71,696	$71,696	$71,696
Long-term debt, including current maturities Senior Secured Credit Facility	$575,000	$874,700	$545,608	$406,783
2025 Notes	$455,628	$455,628	$—	$—
2028 Notes	$300,309	$300,309	$600,309	$600,309
2029 Notes	$298,214	$298,214	$298,214	$298,214
2030 Notes offered in concurrent offering	$—	$—	$500,000	$500,000
Stockholders’ equity	$1,603,573	$2,385,573	$2,385,573	$2,534,073
Total capitalization	$3,232,724	$4,314,424	$4,329,704	$4,339,379

DIVIDEND POLICY
We have not declared or paid cash dividends to holders of our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to support the growth and development of our business. The payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our financial condition, results of operations, capital requirements and development expenditures, future business prospects and any restrictions imposed by future debt instruments. In addition, our senior secured credit facility and the indentures governing our senior unsecured notes prohibit us from paying cash dividends.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
Introduction
The following is a discussion of certain U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) arising from the acquisition, ownership and disposition of shares of our common stock issued pursuant to this offering. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a Non-U.S. Holder as a result of the acquisition, ownership and disposition of shares of our common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the U.S. federal income tax considerations applicable to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Non-U.S. Holder. Moreover, this summary is not binding on the Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. We have not requested, and we do not intend to request, a ruling from the IRS or an opinion from U.S. legal counsel regarding any of the U.S. federal income or other tax considerations of the acquisition, ownership and disposition of shares of our common stock. Each Non-U.S. Holder should consult its own tax advisor regarding the acquisition, ownership and disposition of shares of our common stock.
Scope of This Disclosure
Authorities
This summary is based on the Code, Treasury Regulations (final, temporary, and proposed), U.S. court decisions, published IRS rulings and published administrative positions of the IRS, that are applicable and, in each case, as in effect and available, as of the date of this prospectus supplement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the U.S. federal income tax considerations described in this summary.
Non-U.S. Holders
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes and that is not: (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any political subdivision of the U.S. including any state thereof or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.
Non-U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed
This summary does not address the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock by Non-U.S. Holders that are subject to special provisions under the Code, including the following Non-U.S. Holders: (a) Non-U.S. Holders that are tax-exempt organizations or governmental organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) Non-U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) Non-U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) Non-U.S. Holders that own shares of our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (e) Non-U.S. Holders that acquire shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation for services;

(f) Non-U.S. Holders that hold shares of our common stock other than as a capital asset within the meaning of Section 1221 of the Code; (g) Non-U.S. Holders that are corporations which accumulate earnings to avoid the U.S. federal income tax; (h) Non-U.S. Holders who are U.S. expatriates or former long term residents of the United States; and (i) Non-U.S. Holders that own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding shares of our common stock. Non-U.S. Holders that are subject to special provisions under the Code, including but not limited to Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax and other tax considerations of the acquisition, ownership and disposition of shares of our common stock.
If a partnership or other entity that is classified as partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax considerations to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners). Partnerships or other entities that are classified as partnerships for U.S. federal income tax purposes and their owners should consult with, and rely solely upon, their own tax advisors regarding the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock by such partnership.
Tax Considerations Other Than U.S. Federal Income Tax Considerations Not Addressed
This summary does not address any state, local, alternative minimum, estate and gift, foreign, or other tax considerations other than U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in connection with the acquisition, ownership and disposition of shares of our common stock. Each Non-U.S. Holder should consult its own tax advisors regarding any state, local, estate and gift, foreign, and any other tax considerations that may be relevant to such holder in connection with the acquisition, ownership and disposition of shares of our common stock.
Dividends
We do not plan to make any distributions on our common stock for the foreseeable future. However, if distributions with respect to shares of our common stock are made, such distributions will be treated as dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s tax basis in shares of our common stock (but not below zero), and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of shares of our common stock, the tax treatment of which is discussed below under the heading “Gain on Sale or Other Disposition of Shares of Our Common Stock.”
Generally, any distributions treated as dividends paid in respect of shares of our common stock to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:
•
dividends that are effectively connected with a trade or business of a Non-U.S. Holder within the U.S. and, if subject to an applicable tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, generally will not be subject to withholding if the Non-U.S. Holder complies with applicable IRS certification and disclosure requirements and generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•
the withholding tax may not apply, or may apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder generally will be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Shares of Our Common Stock
Except as described in the discussion below under the headings “FATCA Withholding” and “Information Reporting and Backup Withholding Tax,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of shares of our common stock, unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States;

•
in the case of an individual, the Non-U.S. Holder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

•
we are or have been a “U.S. real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes (that is, a domestic corporation whose trade or business and real property assets consist primarily of “U.S. real property interests”) at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding common stock.

Income described in the first bullet generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable tax treaty).
A Non-U.S. Holder described in the second bullet may be subject to a flat 30% tax on any U.S.-source gain derived from the sale, exchange, or other taxable disposition of shares of our common stock (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Regarding the third bullet, it is likely that we are a USRPHC and will remain a USRPHC for the foreseeable future. As a result, any gain recognized by a Non-U.S. Holder on the sale, exchange, or other taxable disposition of our common stock may be subject to U.S. federal income tax in the same manner as gain recognized by a U.S. person (“FIRPTA Tax”). In addition, a Non-US. Holder may under certain circumstances be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition. If the Non-U.S. Holder files a U.S. federal income tax return, any amounts so withheld will generally be credited against, and refunded to the extent in excess of, any FIRPTA Tax such Non-U.S. Holder owes.
However, so long as our common stock is considered to be, within the meaning of the Treasury Regulations, “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-U.S. Holder generally will not be subject to FIRPTA Tax on any gain recognized on the sale or other disposition of our common stock unless the Non-U.S. Holder owned (actually or constructively) shares of our common stock with a fair market value of more than 5% of the total fair market value of our common stock at any time during the applicable period described in the third bullet point above. No withholding is required under these rules upon a sale or other taxable disposition of our common stock if it is considered to be regularly traded. If, on the other hand, our common stock is not considered to be regularly traded, each Non-U.S. Holder would be subject to FIRPTA Tax on any gain recognized on the sale or other taxable disposition of our common stock, and withholding on the gross proceeds thereof, regardless of the Non-U.S. Holder’s percentage ownership of our common stock.
FATCA Withholding
Sections 1471 to 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), impose a 30% withholding tax on any dividends of shares of our common stock and, subject to the proposed Treasury

Regulations discussed below, on proceeds from sales or other dispositions of shares of our common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of shares of our common stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed Treasury Regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers and withholding agents may generally rely on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.
Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.
Information Reporting and Backup Withholding Tax
Payments of dividends on our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know such Non-U.S. Holder is a U.S. person and such Non-U.S. Holder either certifies under penalties of perjury its non-U.S. status, such as by furnishing a valid, properly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption from such withholding. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our common stock paid to such Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Such information returns generally include the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder.
In addition, proceeds of the sale or other taxable disposition of our common stock by a Non-U.S. Holder within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person or such Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-U.S. Holder’s U.S. federal income tax liability, and a Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them in their particular circumstances.
THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK

SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain consideration associated with an investment in our common stock by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” by reason of any such plan, account or arrangement investing in such entity (each of the foregoing, a “Plan”).
This summary is based on ERISA and the Code, and related regulations, administrative rulings and judicial decisions as of the date of this offering. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, our common stock or a particular investor. No assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.
General Fiduciary Matters
ERISA imposes certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA (an “ERISA Plan”) and ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common stock, among other things, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws and whether the investment is permitted under the terms of the applicable documents governing the Plan.
Each ERISA Plan, including IRAs and other arrangements that are subject to Section 4975 of the Code, should consider the fact that none of the issuer or the underwriters or any of their respective affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any ERISA Plan with respect to the decision to purchase or hold our common stock. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold our common stock. All communications, correspondence and materials from the Transaction Parties with respect to our common stock are intended to be general in nature and are not directed at any specific purchaser of our common stock, and do not constitute advice regarding the advisability of investment in our common stock for any specific purchaser. The decision to purchase and hold our common stock must be made solely by each prospective ERISA Plan purchaser on an arm’s length basis.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans and Plans subject to Section 4975 of the Code from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under the Code, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

In addition, the fiduciary of the ERISA Plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
The acquisition, holding or disposition of our common stock by a Plan with respect to which any of the Transaction Parties is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of our common stock by a Plan, depending on the type and circumstances of the fiduciary making the decision to acquire such common stock and the relationship of the party in interest or disqualified person to the Plan. The U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of our common stock. These class exemptions (as may be amended from time to time) include, without limitation, PTCE 75-1, which exempts certain transactions between an ERISA Plan and certain broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan or Plan subject to Section 4975 of the Code involved in the transaction and provided further that the ERISA Plan or Plan subject to Section 4975 of the Code pays no more than (nor receives less than) “adequate consideration” in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and Section 4975 of the Code.
Each of these class or statutory exemptions contains conditions and limitations with respect to its application. We cannot provide any assurance that any of these exemptions or any other exemption will apply with respect to any particular investment in our common stock by, or on behalf of, an ERISA Plan or Plan subject to Section 4975 of the Code or, even if it were to apply, that any exemption would apply to all transactions that may occur in connection with the investment.
Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase, holding and subsequent disposition will not result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

UNDERWRITING (CONFLICTS OF INTEREST)
Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below, for whom BofA Securities, Inc. is acting as representative, and such underwriters have agreed to purchase from us, the following respective numbers of shares of common stock at a price of $51.30 per share, which will result in approximately $138.8 million of net proceeds to us (after offering expenses).
Underwriter	Number of Underwritten Shares
BofA Securities, Inc.	715,000
Citigroup Global Markets Inc.	495,000
Wells Fargo Securities, LLC	330,000
Mizuho Securities USA LLC	220,000
Truist Securities, Inc.	220,000
Capital One Securities, Inc.	165,000
KeyBanc Capital Markets Inc.	165,000
PNC Capital Markets LLC	165,000
BTIG, LLC	165,000
BOK Financial Services, Inc.	55,000
Comerica Securities, Inc.	55,000
Total:	2,750,000
The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below.
We have granted the underwriters a 30-day option to purchase up to an aggregate of 412,500 additional shares at the offering price set forth on the cover page of this prospectus supplement.
The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agent or to whom they may sell as principal.
We estimate that our out-of-pocket expenses for this offering will be approximately $2.25 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000 as set forth in the underwriting agreement.
In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of BofA Securities, Inc. for a period of 90 days after the date of this prospectus supplement.
Each of our officers and directors have agreed in connection with this offering that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of BofA Securities, Inc. for a period of 90 days after the date of this prospectus supplement.
These lock-up restrictions are subject to certain specific exceptions, including transfers of common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder (or in the case of corporations or other entities, transfers to affiliates), provided that the recipient of the shares agrees to be bound by the same restrictions on sales.
BofA Securities, Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, BofA Securities, Inc. will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.
We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.
Our common stock is listed on the NYSE under the symbol “VTLE.” On September 14, 2023, the closing price of our common stock was $54.52.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and passive market making in accordance with Regulation M under the Exchange Act.
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

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In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.
A prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by the underwriters participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.
Conflicts of Interest
We intend to use a portion of the net proceeds from this offering to repay borrowings under our senior secured credit facility. As a result, affiliates of certain of the underwriters could receive at least 5% of the net proceeds of this offering, not including underwriting compensation, and in that case, such underwriters would be deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, no “qualified independent underwriter” is required for this offering, because a bona fide public market exists in our shares, as that term is defined in FINRA Rule 5121. In addition, in accordance with FINRA Rule 5121, such underwriters would not be permitted to confirm a sale to any account over which it exercises discretionary authority without first receiving specific written approval from the account holder.
Selling Restrictions
Notice to Prospective Investors in The European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives has authorized, nor does either authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom (“UK”), no shares have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
(a)   to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)   at any time in other circumstances falling within section 86 of the FSMA, provided that no such offer of shares shall require the Company or any representative to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Notwithstanding the above, each person in the UK who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Mark D. Denny, our Senior Vice President — General Counsel and Secretary. Mr. Denny beneficially owns 23,990 shares of common stock. The validity of our common stock offered by this prospectus supplement will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.
EXPERTS
The consolidated financial statements of Vital Energy, Inc. as of December 31, 2022 and for the year then ended appearing in Vital Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The audited financial statements of Vital Energy, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated by reference in this prospectus supplement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The estimates of our proved reserves included in or incorporated by reference into this prospectus supplement are based on reserve reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The audited annual consolidated financial statements of Driftwood Energy Partners, LLC and its wholly-owned subsidiaries, Driftwood Energy Operating, LLC, Driftwood Energy Management, LLC and Driftwood Energy Intermediate, LLC (collectively, “Driftwood”), incorporated herein by reference from Vital Energy, Inc.’s Current Report on Form 8-K filed with the Commission on June 15, 2023, have been audited by Weaver and Tidwell, L.L.P., independent auditors. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The estimates of the proved reserves owned by Driftwood, incorporated herein by reference are based on reserve reports prepared by Netherland, Sewell & Associates, Inc., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The audited annual financial statements of Forge Energy II Delaware, LLC (“Forge”), incorporated herein by reference from Vital Energy, Inc.’s Current Report on Form 8-K filed with the Commission on July 13, 2023, have been audited by Weaver and Tidwell, L.L.P., independent auditors. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The estimates of the proved reserves owned by Forge, incorporated herein by reference are based on reserve reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The audited consolidated financial statements of Henry Energy LP and subsidiaries as of December 31, 2022, 2021 and 2020, and for each of the three years then ended, incorporated by reference in this prospectus supplement, have been so incorporated by reference in reliance upon the report of Weaver and Tidwell, LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing.

The estimates of the proved reserves owned by Henry Energy LP, incorporated herein by reference, are based on reserve reports prepared by Cawley Gillespie & Associates, Inc., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The financial statements of Maple Energy Holdings, LLC as of December 31, 2022 and for the year then ended, incorporated in this prospectus supplement by reference from Vital Energy Inc.’s Current Report on Form 8-K filed September 13, 2023, have been audited by Moss Adams LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to a change in the method of accounting for leases), which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The estimates of the proved reserves owned by Maple Energy Holdings, LLC, incorporated herein by reference, are based on reserve reports prepared by Netherland, Sewell & Associates, Inc., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The consolidated financial statements of Tall City Exploration III LLC incorporated by reference in Vital Energy Inc.’s Current Report on Form 8-K dated September 13, 2023 for the year ended December 31, 2022 and 2021 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The estimates of the proved reserves owned by Tall City Exploration III LLC, incorporated herein by reference, are based on reserve reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with and furnish other information to the Commission. You can find our public filings with the Commission on the internet at a website maintained by the Commission located at www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Commission. Our website is located at www.vitalenergy.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.
We are “incorporating by reference” specified documents that we file with the Commission, which means:
•
incorporated documents are considered part of this prospectus supplement;

•
we are disclosing important information to you by referring you to those documents; and

•
information we file later with the Commission will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below, which we filed with the Commission under the Exchange Act (excluding information deemed to be furnished and not filed with the Commission):
•
our Annual Report on Form 10-K for the year ended December 31, 2022;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and June 30, 2023;

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our Current Reports on Form 8-K or Form 8-K/A, filed with the Commission on January 9, 2023, February 15, 2023, April 3, 2023, May 17, 2023, May 25, 2023, June 15, 2023, June 30, 2023; July 13, 2023, August 22, 2023 and September 13, 2023; and

•
our Definitive Proxy Statement for the 2023 Annual Meeting of Stockholders, filed with the Commission on April 6, 2023.

In addition, we incorporate by reference in this prospectus supplement any future filings made by Vital Energy with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the Commission) prior to the termination of the offering under this prospectus supplement.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:
Vital Energy, Inc.
Attention: Investor Relations
521 E. Second Street,
Suite 1000
Tulsa, Oklahoma 74120
(918) 513-4570

PROSPECTUS
LAREDO PETROLEUM, INC.
Senior Debt Securities
Subordinated Debt Securities
Guarantees of Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
We may, from time to time, offer and sell debt securities, which may be senior or subordinated, and which may be guaranteed by one or more of our existing and future subsidiaries, common stock, preferred stock, depositary shares and warrants. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.
This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.
Our common stock is listed on the New York Stock Exchange under the symbol “LPI.” On March 18, 2022, the last reported sale price for our common stock was $73.24 per share.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
Investing in our securities involves risk. You should carefully read the information under the heading “Risk Factors” on page 5 of this prospectus and the risk factors contained in any applicable prospectus supplement before making a decision to purchase our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 21, 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of the prospectus, or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of any security. Our business, financial condition, results of operations and prospects may have changed since those dates.
Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in their entirety before investing in our common stock.
In this prospectus, the “Company,” “Laredo,” “we,” “us,” “our” and similar terms refer to Laredo Petroleum, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.laredopetro.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
We are “incorporating by reference” specified documents that we file with the SEC, which means:
•
incorporated documents are considered part of this prospectus;

•
we are disclosing important information to you by referring you to those documents; and

•
information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC), which we filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•
our Annual Report on Form 10-K for the year ended December 31, 2021;

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our Current Reports on Form 8-K filed on June 2, 2021, October 25, 2021 and March 18, 2022 and Form 8-K/A filed on December 13, 2021; and

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the description of our common stock contained in our Form 8-A/A filed on January 7, 2014 and Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, and any other amendments or reports filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by the Company with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:
Laredo Petroleum, Inc.
Attention: Investor Relations
15 W. Sixth Street, Suite 900
Tulsa, Oklahoma 74119
(918) 513-4570

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Various statements contained in or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements, projections and estimates concerning our operations, performance, business strategy, oil, natural gas liquids (“NGL”) and natural gas reserves, drilling program capital expenditures, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “will,” “foresee,” “plan,” “goal,” “should,” “intend,” “pursue,” “target,” “continue,” “suggest” or the negative thereof or other variations thereof or other words that convey the uncertainty of future events or outcomes. Forward-looking statements are not guarantees of performance. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Among the factors that significantly impact our business and could impact our business in the future are:
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the effects, duration, government response or other implications of the coronavirus (“COVID-19”) pandemic, or the threat and occurrence of other epidemic or pandemic diseases;

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changes in domestic and global production, supply and demand for oil, NGL and natural gas, including as a result of the COVID-19 pandemic and actions by the Organization of the Petroleum Exporting Countries members and other oil exporting nations (“OPEC+”);

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the volatility of oil, NGL and natural gas prices, including in our area of operation in the Permian Basin;

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the potential impact of suspending drilling programs and completions activities or shutting in a portion of our wells, as well as costs to later restart, and co-development considerations such as horizontal spacing, vertical spacing and parent-child interactions on production of oil, NGL and natural gas from our wells;

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United States (“U.S.”) and international economic conditions and legal, tax, political and administrative developments, including the effects of energy, trade and environmental policies and existing and future laws and government regulations;

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possible war and political instability in Ukraine and possible Russian efforts to destabilize the government of Ukraine and the global hydrocarbon market;

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our ability to comply with federal, state and local regulatory requirements;

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the ongoing instability and uncertainty in the U.S. and international energy, financial and consumer markets that could adversely affect the liquidity available to us and our customers and the demand for commodities, including oil, NGL and natural gas;

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our ability to execute our strategies, including our ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses, assets and properties; our ability to realize the anticipated benefits of recent acquisitions, including effectively managing our expanded acreage;

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competition in the oil and natural gas industry;

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our ability to discover, estimate, develop and replace oil, NGL and natural gas reserves and inventory;

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drilling and operating risks, including risks related to hydraulic fracturing activities and those related to inclement or extreme weather, impacting our ability to produce existing wells and/or drill and complete new wells over an extended period of time;

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the long-term performance of wells that were completed using different technologies;

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revisions to our reserve estimates as a result of changes in commodity prices, decline curves and other uncertainties;

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impacts of impairment write-downs on our financial statements;

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capital requirements for our operations and projects;

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our ability to continue to maintain the borrowing capacity under our Fifth Amended and Restated Credit Agreement (as amended, the “Senior Secured Credit Facility”) or access other means of obtaining capital and liquidity, especially during periods of sustained low commodity prices;

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our ability to comply with restrictions contained in our debt agreements, including our Senior Secured Credit Facility and the indentures governing our senior unsecured notes, as well as debt that could be incurred in the future;

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our ability to generate sufficient cash to service our indebtedness, fund our capital requirements and generate future profits;

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our ability to hedge, and regulations that affect our ability to hedge;

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the availability and costs of drilling and production equipment, supplies, labor and oil and natural gas processing and other services;

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the availability and costs of sufficient gathering, processing, storage and export capacity in the Permian Basin and refining capacity in the U.S. Gulf Coast;

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the impact of repurchases, if any, of securities from time to time;

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the effectiveness of our internal controls over financial reporting and our ability to remediate a material weakness in our internal controls over financial reporting;

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our ability to maintain the health and safety of, as well as recruit and retain, qualified personnel necessary to operate our business;

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risks related to the geographic concentration of our assets; and

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our ability to secure or generate sufficient electricity to produce our wells without limitations.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various factors, including those set forth in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, in any accompanying prospectus supplement and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein. In light of such risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this prospectus speak only as of the date of this prospectus and all forward-looking statements incorporated by reference into this prospectus speak only as of the dates such statements were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements regarding new information, future events or otherwise, except as required by applicable securities laws.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil or natural gas that are ultimately recovered.
LAREDO PETROLEUM, INC.
We are an independent energy company focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas. Since our inception, we have grown primarily through our drilling program coupled with select strategic acquisitions and joint ventures. We completed our initial public offering of common stock on December 19, 2011. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LPI.”
Our executive offices are located at 15 W. Sixth Street, Suite 900, Tulsa, Oklahoma 74119, and our telephone number is (918) 513-4570. Our website is www.laredopetro.com. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.
ABOUT THE SUBSIDIARY GUARANTORS
Our subsidiaries may jointly and severally, fully and unconditionally, guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our guarantor subsidiaries and non-guarantor subsidiaries, if any, is included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.
Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”
RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected.
USE OF PROCEEDS
Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
General
We may issue debt securities in one or more series. When used in this Description of Debt Securities and Guarantees section, unless we state otherwise or the context clearly indicates otherwise, references to “the Company,” “Laredo,” “we,” “us” and “our” refer to Laredo Petroleum, Inc.
We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you will be one of our unsecured creditors.
The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.
The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to such subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of the then most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.
When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.
The debt securities may have the benefit of guarantees (each, a “guarantee”) by one or more of our existing or future subsidiaries (each, a “guarantor”) specified in the prospectus supplement for the series of such debt securities. If a guarantor issues guarantees, the guarantees will be unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.
The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the senior debt indenture dated March 18, 2015 between us and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as trustee, and form of subordinated debt indenture with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” in this prospectus for information on how to obtain copies of them.
This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.
Indentures
The senior debt securities and subordinated debt securities are each governed by a document called an indenture. Each indenture is a contract between us and a trustee to be named prior to the issuance of debt securities thereunder. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities.
The trustee under each indenture has two main roles:
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First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Default, Remedies and Waiver of Default.”

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Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

When we refer to “the indenture” or “the trustee” with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.
Series of Debt Securities
We may issue as many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series, whether it is a series of the senior debt securities or the subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.
As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus with respect to your debt security, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.
When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to “your prospectus supplement,” we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.
Amounts of Issuances
Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.
The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.
Principal Amount, Stated Maturity and Maturity
Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.
The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption, acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.
We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities
Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:
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the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•
any limit on the total principal amount of the debt securities of the same series;

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the stated maturity;

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the currency or currencies for principal and interest, if not U.S. dollars;

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the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

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whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

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if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

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if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

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if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•
if your debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

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if your debt security is also an original issue discount debt security, the yield to maturity;

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if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

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the authorized denominations, if other than $2,000 and integral multiples of $1,000;

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the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

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if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

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whether your debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•
the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

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any other terms of your debt security and any guarantees of your debt security, which could be different from those described in this prospectus.

Governing Law
The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.
Form of Debt Securities
We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.
Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.
Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.
Ownership of beneficial interests in a global debt security is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.
We will make payment of principal of, and interest and premium, if any, on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest or premium on, a global debt security, DTC will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.
Neither we, any guarantor, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.
A global debt security is exchangeable for certificated debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:
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DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

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we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for certificated debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The certificated debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.
Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in certificated form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.
We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.
DTC has advised us that it is a limited-purpose trust company organized under, and a “banking organization” within the meaning of, the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in securities through electronic, computerized book-entry transfers and pledges in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Investors may hold interests in the debt securities outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, the Euroclear Operator, the Cooperative, Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.
Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.
Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of debt securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.
Redemption or Repayment
If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.
We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.
Mergers and Similar Transactions
We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:
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If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, limited liability company, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

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Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “— Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.
The successor entity will be substituted for the Company with respect to the debt securities of any series and under the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease, the Company will be relieved from any further obligations and covenants under the indenture.
Subordination Provisions
Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.
The subordinated debt indenture defines “senior debt” as:
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our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts; and

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any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any indebtedness to any of our subsidiaries or affiliates; (iv) any trade payables; or (v) any indebtedness incurred in violation of the subordinated debt indenture.
We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.
The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:
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in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

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in the event and during the continuation of any default in the payment of principal of and any premium and interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

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in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.
The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.
Defeasance, Covenant Defeasance and Satisfaction and Discharge
When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:
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we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

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we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal of and any premium and interest on the applicable series of debt securities will also survive.
We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.
Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the trustee and without the consent of the holders of any debt securities.
In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that either:
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we deliver all outstanding debt securities of that series to the trustee for cancellation; or

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all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability
No past, present or future director, officer, employee, incorporator, member, manager, partner (whether general or limited), unitholder or stockholder of the Company or any guarantor, as such, will have any liability for any obligations of us or any guarantor, respectively, under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities and any guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.
Default, Remedies and Waiver of Default
You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.
Events of Default
Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:
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we do not pay the principal of and any premium on any debt security of that series on the due date;

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we do not pay interest on any debt security of that series within 30 days after the due date;

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we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

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we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach, which notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

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we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

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if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the Company, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

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if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.
Remedies if an Event of Default Occurs
If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions.”
Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.
Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.
Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from costs, expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.
Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:
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the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

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the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost, expense and other liabilities of taking that action;

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the trustee must not have taken action for 60 days after the above steps have been taken; and

•
during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).
Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.
Waiver of Default
The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security.
Annual Information about Defaults to the Trustee
We will furnish each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the applicable indenture.
Modifications and Waivers
There are four types of changes we can make to either indenture and the debt securities or series of debt securities or any guarantees thereof issued under that indenture.

Changes Requiring Each Holder’s Approval
First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under the applicable debt indenture, including, among others:
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changing the stated maturity for any principal or interest payment on a debt security;

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reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

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permitting redemption of a debt security if not previously permitted;

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impairing any right a holder may have to require purchase of its debt security;

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impairing any right that a holder of a convertible debt security may have to convert the debt security;

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changing the currency of any payment on a debt security;

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changing the place of payment on a debt security;

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impairing a holder’s right to sue for payment of any amount due on its debt security;

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releasing any guarantor of a debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the indenture;

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reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the debt securities of a series, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the applicable indenture or to waive defaults; and

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changing the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval
The second type of change does not require any approval by holders of the debt securities affected. These changes are limited to clarifications and changes that would not adversely affect any debt securities of any series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. We may also make changes to reflect the addition of, succession to or release of any guarantor of guaranteed debt securities otherwise permitted under the indenture. We may also make changes to conform the text of the applicable indenture or any debt securities or guarantees to any provision of the “Description of Debt Securities and Guarantees” in this prospectus or the comparable section in your prospectus supplement, to the extent such provision was intended to be a verbatim recitation of a provision of such indenture or debt securities or guarantees.
Modification of Subordination Provisions
We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).
Changes Requiring Majority Approval
Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:
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if the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

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if the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.
The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “— Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “— Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.
We may issue particular debt securities or a particular series of debt securities, as applicable, that are entitled, by their terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such affected debt securities or series of debt securities would be entitled to approve such matters (a) pursuant to such special rights by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities voting separately as a class and (b) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such debt securities or series of debt securities, by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue series or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.
Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.
Special Rules for Action by Holders
Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption, for which money has been set aside in trust, are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.
We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.
Form, Exchange and Transfer
If any debt securities cease to be issued in registered global form, they will be issued:
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only in fully registered form;

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without interest coupons; and

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unless we indicate otherwise in your prospectus supplement, in denominations of $2,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement and the supplemental indenture with respect to your debt securities provide for such exchange.
Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.
If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.
If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection because the depositary will be the sole holder of the debt security.
The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not yet issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.
Payments
We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.
We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.
We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.
Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.
Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.
Guarantees
The debt securities of any series may be guaranteed by one or more of our existing or future subsidiaries. However, the applicable indenture governing the debt securities will not require that  any of our existing or future subsidiaries be a guarantor of any series of debt securities and will permit the guarantors of any series of guaranteed debt securities to differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.
If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will fully and unconditionally guarantee, on a joint and several basis with each other guarantor, the due and punctual payment of the principal of, and premium, if any, and interest on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.
Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.
Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of the Company, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than another guarantor) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.
The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.
If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our existing or future subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.
Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.
If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our existing or future subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “— Subordination Provisions” above.
Paying Agents
We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.
Notices
Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.
Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.
Our Relationship with the Trustee
The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.
The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK
The following discussion is a summary of the terms of our capital stock as contained in our amended and restated certificate of incorporation, as amended by that certain certificate of amendment dated as of June 1, 2020, and our third amended and restated bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law, to our amended and restated certificate of incorporation and to our third amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
Our authorized capital stock consists of 22,500,000 shares of common stock, $0.01 par value per share, of which 17,304,100 shares were issued and outstanding as of February 22, 2022, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding as of February 22, 2022.
Common Stock
Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by our board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.
Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Third Amended and Restated Bylaws and Delaware Law
Some provisions of Delaware law, and our amended and restated certificate of incorporation and our third amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: (i) acquisition of us by means of a tender offer, a proxy contest or otherwise and (ii) removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws
Among other things, our amended and restated certificate of incorporation and third amended and restated bylaws provide:
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advance notice procedures with regard to stockholder nomination of candidates for election as directors or proposals of business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder nominations or proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 45 days nor more than 75 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the annual meeting for the preceding year. Our third amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may make it more difficult for stockholders to bring matters before the stockholders at an annual or special meeting;

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our board of directors the ability to establish the terms of undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Laredo;

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that our board of directors is divided into three classes with each class serving staggered three year terms;

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that the authorized number of directors may be changed only by resolution of our board of directors;

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that all vacancies, including newly created directorships, shall, except as otherwise required by law or by resolution of the board of directors and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock;

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that certain provisions of our amended and restated certificate of incorporation may be amended only with the affirmative vote of the holders of at least 75% of our then outstanding common stock;

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that our third amended and restated bylaws may be amended by the affirmative vote of the holders of at least 75% of our then outstanding common stock or our board of directors; and

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that special meetings of our stockholders may only be called by the board of directors.

Delaware Law
We are subject to the provisions of Section 203 of the DGCL, which regulates corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
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the business combination or transaction in which the person became interested is approved by the board of directors before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced other than, for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder), shares owned by persons who are directors and also officers of us and by certain employee stock plans; or

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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
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certain mergers or consolidations involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
Limitation of Liability and Indemnification Matters
Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the DGCL:
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for any breach of their duty of loyalty to us or our stockholders;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

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for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment or repeal.
Our third amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. Our third amended and restated bylaws also explicitly authorize us to purchase insurance to protect any of our officers, directors, employees or agents or any person who is or was serving at our request as an officer, director, employee or agent of another enterprise for any expense, liability or loss, regardless of whether Delaware law would permit indemnification.
We have entered into indemnification agreements with each of our directors and officers. The agreements provide that we will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. The indemnification agreements and our third amended and restated bylaws also provide that we must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.
We believe that the limitation of liability provision in our amended and restated certificate of incorporation, third amended and restated bylaws and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Corporate Opportunity
Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in any business opportunity, transaction or other matter in which Warburg Pincus LLC or any private fund that it manages or advises, any of their respective officers, directors, partners and employees, and any portfolio company in which such entities or persons have an equity interest (other than us and our subsidiaries) (each a “specified party”) participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, unless any such business opportunity, transaction or matter is offered in writing solely to (i) one of our directors or officers who is not also a specified party or (ii) a specified party who is one of our directors, officers or employees and is offered such opportunity solely in his or her capacity as one of our directors, officers or employees.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is listed on the NYSE under the symbol “LPI.”
DESCRIPTION OF DEPOSITARY SHARES
We may offer fractional interests in shares of preferred stock rather than full shares of preferred stock. In that event, depositary receipts will be issued to evidence depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, as described in the prospectus supplement relating to the particular issue of depositary shares.
The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company, as depositary, that we select as set forth in the prospectus supplement relating to the particular issue of depositary shares. Unless otherwise specified in the prospectus supplement relating to a particular issue of depositary shares, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert the shares of preferred stock into common stock.
We will describe the terms of any depositary shares we offer and the related depositary agreement, as well as the terms of the shares of preferred stock represented thereby, in the prospectus supplement relating to the particular issue of depositary shares.

DESCRIPTION OF WARRANTS
We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or depositary shares. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.
The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.
Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:
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the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

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the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

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the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

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the designation and number of depositary shares purchasable upon the exercise of warrants to purchase other securities and the price at which such number of depositary shares may be purchased upon such exercise;

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the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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United States federal income tax consequences applicable to such warrants;

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the amount of warrants outstanding as of the most recent practicable date; and

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any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.
Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or depositary shares at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.
Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or depositary shares, holders of such warrants will not have any of the rights of holders of such debt securities, preferred stock, common stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote or to exercise any rights of holders of depositary receipts in respect of the depositary shares purchasable upon such exercise.
PLAN OF DISTRIBUTION
We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents (acting as agent or principal); (4) through a combination of any of these methods; or (5) through any other method described in a prospectus supplement. The prospectus supplement will include the following information:
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the terms of the offering;

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the names of any underwriters, dealers or agents;

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the name or names of any managing underwriter or underwriters;

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the purchase price of the securities;

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the net proceeds from the sale of the securities;

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any delayed delivery arrangements;

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any underwriting discounts, commissions and other items constituting underwriters’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any commissions paid to agents.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.
Sale through Underwriters or Dealers
If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
Remarketing Arrangements
Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.
Delayed Delivery Arrangements
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business for which they may receive compensation.
LEGAL MATTERS
The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside legal counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.
EXPERTS
The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Laredo Petroleum, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited annual combined financial statements of Sabalo Energy, LLC and Sabalo Operating, LLC incorporated by reference in this prospectus and elsewhere in the registration statement from Laredo’s Current Report on Form 8-K filed with the SEC on June 2, 2021, have been audited by Tranbarger FHK, PLLC, certified public accountants. Such financial statements have been so incorporated in reliance upon the report of such firm upon their authority as experts in accounting and auditing.
The audited annual financial statements of Shad Permian, LLC incorporated by reference in this prospectus and elsewhere in the registration statement from Laredo’s Current Report on Form 8-K filed with the SEC on June 2, 2021, have been audited by Tranbarger FHK, PLLC, certified public accountants. Such financial statements have been so incorporated in reliance upon the report of such firm upon their authority as experts in accounting and auditing.
The statement of revenues and direct operating expenses of the Glasscock County properties appearing in Laredo’s Current Report on Form 8-K/A filed with the SEC on December 13, 2021 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such statement is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The estimates of our proved reserves included in or incorporated by reference into this prospectus or any applicable prospectus supplement are based on reserve reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The estimates of the proved reserves owned by Sabalo Energy, LLC, incorporated by reference into this prospectus or any applicable prospectus supplement are based on reserve reports prepared by W.D. Von Gonten & Co., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The estimates of the proved reserves owned by Shad Permian, LLC, incorporated by reference into this prospectus or any applicable prospectus supplement are based on reserve reports prepared by W.D. Von Gonten & Co., independent reserve engineers. These estimates are so included or incorporated by reference in reliance upon the authority of such firm as an expert in these matters.
The estimated quantities of proved reserves and future revenue of certain oil and gas properties located in Glasscock County, Texas, incorporated by reference into this prospectus are based upon a reserve report prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, as stated in their report with respect thereto. All such information is incorporated in this prospectus in reliance upon the authority of said firm as experts with respect to the matters covered by their report and the giving of their report.

2,750,000 Shares
Vital Energy, Inc.
Common Stock

Prospectus Supplement

September 14, 2023
Joint Book-Running Managers
BofA Securities
Citigroup
Wells Fargo Securities
Mizuho
Truist Securities
Capital One Securities
KeyBanc Capital Markets
PNC Capital Markets LLC
BTIG
Co-Managers
BOK Financial Securities, Inc.
Comerica Securities